Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Carola Mengolini
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS RECORD FIRST QUARTER EARNINGS

MIAMI – May 1, 2019 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported record first quarter results and updated its full year Adjusted EPS guidance to a range of $9.65 to $9.85 per share. This range includes negative impacts of $0.25 related to the incident in the Grand Bahama Shipyard and approximately $0.25 as a result of a stronger dollar and higher fuel prices versus the January guidance. The vast majority of these impacts are being offset by better first quarter results and an improved revenue outlook.
For the first quarter, the company reported US GAAP earnings of $1.19 per share and adjusted earnings of $1.31 per share, beating the previous guidance mainly due to better revenue.

KEY HIGHLIGHTS

First Quarter 2019 results:

•
US GAAP Net Income was $249.7 million or $1.19 per share and Adjusted Net Income was $275.8 million or $1.31 per share. Last year, US GAAP Net Income was $218.7 million or $1.02 per share, and Adjusted Net Income was $232.8 million or $1.09 per share.

•	Gross Yields were up 10.8% in Constant-Currency (up 8.8% As-Reported). Net Yields were up 9.3% in Constant-Currency (up 7.2% As-Reported).

•
Gross Cruise Costs per Available Passenger Cruise Days ("APCD") increased 9.5% in Constant-Currency (up 8.5% As-Reported). Net Cruise Costs (“NCC”) excluding Fuel per APCD were up 9.6% in Constant-Currency (up 8.7% As-Reported).

Full Year 2019 Outlook:

•
Net revenue yields in the first quarter beat our previous guidance and are expected to do so for the rest of the year as well. Overall, the company’s booked position remains at a record level in both rate and volume.

•
Adjusted earnings for the full year are expected to be in the range of $9.65 to $9.85 per share. This range includes the negative impacts of $0.25 per share from the incident in the Grand Bahama Shipyard and approximately $0.25 per share from currency and fuel since the January guidance.

•
Net Yields are expected to increase 7.5% to 9.0% in Constant-Currency (up 6.5% to 8.0% As-Reported). These metrics include approximately 350 basis points from the operation of Silversea, the new cruise terminal and the Perfect Day development.

•
NCC excluding Fuel per APCD are expected to be up approximately 10.0% in Constant-Currency (up approximately 9.5% As-Reported). The main driver of the increase versus the January guidance is the loss of cruise days as a result of canceled sailings. These metrics include approximately 700 basis points from the operation of Silversea, the new cruise terminal and the Perfect Day development.

Grand Bahama Shipyard Incident:
On April 1, 2019, Royal Caribbean’s Oasis of the Seas was undergoing maintenance at the Grand Bahama Shipyard when an accident involving the drydock caused two construction cranes to collapse on the stern of the ship. The damage to the ship was extensive and the ship had to go to a dock in Europe for repairs. As a result, the ship was taken out of service for almost a month and is expected to return back to service for its normally scheduled May 5, 2019 sailing. The company estimates the direct financial impact of this unusual event, net of insurance, will be a reduction of approximately $0.25 per share to the company’s full year Adjusted EPS, mostly driven by lost revenue.

FIRST QUARTER 2019
US GAAP Net Income for the first quarter of 2019 was $249.7 million or $1.19 per share and Adjusted Net Income was $275.8 million or $1.31 per share, beating the January guidance by $0.21 per share. Last year, US GAAP Net Income was $218.7 million or $1.02 per share and Adjusted Net Income was $232.8 million or $1.09 per share. The improvement over last year was mainly driven by increased revenue from our global brands.
Gross Yields were up 10.8% and Net Yields were up 9.3% in Constant-Currency, higher than the January guidance due to better than anticipated demand for onboard experiential products and activities as well as strong close in demand for our core products.
Gross Cruise Costs per APCD increased 9.5% in Constant-Currency. NCC excluding Fuel per APCD were up 9.6% in Constant-Currency, slightly lower than guidance, driven by timing.

Additionally, better than expected performance below the line, mainly due to better than expected performance from our joint ventures, contributed to the first quarter’s positive performance.
Bunker pricing net of hedging for the first quarter was $444.1 per metric ton and consumption was 360,700 metric tons.
“We are very pleased to report another record-breaking quarter and to be driving towards record earnings for the year,” said Jason T. Liberty, executive vice president and CFO. “The demand trends are strong, further exhibiting the strength for our brands and the public's growing propensity to cruise.”

FULL YEAR 2019 OUTLOOK
The company expects its full year Adjusted EPS to be in the range of $9.65 to $9.85 per share. This range includes the negative impact of $0.25 per share from the shipyard incident and also includes the negative impact of approximately $0.25 per share from currency and fuel since the January guidance. Better first quarter results and an improved revenue outlook are offsetting the vast majority of these two negative impacts. Excluding these impacts, Adjusted EPS would have been in the range of $10.15 to $10.35 per share.
Overall, the company’s booked position remains at a record level in both rate and volume. As it has in the past, the company noted that its booked position on rate and volume is a product of numerous factors including market forces, itinerary composition, market segmentation and the company’s revenue management decisions.

Net Yields for the year are expected to increase 7.5% to 9.0% in Constant-Currency, up relative to prior guidance due to better results in the first quarter as well as stronger demand for the balance of the year. While the incident at the Grand Bahama Shipyard had a negative impact on overall revenue, it was neutral to Net Yields.
NCC excluding Fuel for the year are expected to be up approximately 10.0% in Constant-Currency, higher than previous guidance mainly due to the canceled sailings that reduced capacity.
Taking into account current fuel pricing, interest and currency exchange rates, and the factors detailed above, the company estimates 2019 Adjusted EPS will be in the range of $9.65 to $9.85 per share.
“It is exciting to see our team exceeding the very bullish revenue targets we established at the beginning of the year,” said Richard D. Fain, chairman and CEO. “We continue to see another great year in a long line of positive results driven by the continued strength of our brands.”

SECOND QUARTER 2019
Net Yields are expected to increase approximately 9.5% in Constant-Currency and 8.0% to 8.5% As-Reported. These metrics include approximately 400 basis points from the operation of Silversea, the new cruise terminal and the Perfect Day development.
NCC excluding Fuel per APCD for the quarter are expected to increase approximately 10.0% in Constant-Currency and 9.0% to 9.5% As-Reported. These metrics include approximately 800 basis points from the operation of Silversea, the new cruise terminal and the Perfect Day development.
Based on current fuel pricing, interest and currency exchange rates, and the factors detailed above, the company expects second quarter Adjusted EPS to be in the range of $2.45 to $2.50 per share. Excluding the impact from the Grand Bahama Shipyard incident, and the currency and fuel headwinds versus the January guidance, Adjusted EPS for the second quarter would have been in the range of $2.65 to $2.70 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS
Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices, the company has included $182 million and $707 million of fuel expense in its second quarter and full year 2019 guidance, respectively.

Forecasted consumption is 58% hedged via swaps for the remainder of 2019 and 54%, 29%, 18% and 0% hedged for 2020, 2021, 2022 and 2023, respectively. For the same five-year period, the annual average cost per metric ton of the hedge portfolio is approximately $388, $430, $463, $554 and $0, respectively.

The company provided the following fuel statistics for the second quarter and full year 2019:

FUEL STATISTICS	Second Quarter 2019	Full Year 2019
Fuel Consumption (metric tons)	378,500	1,482,000
Fuel Expenses	$182 million	$707 million
Percent Hedged (fwd. consumption)	56%	58%

The company provided the following guidance for the second quarter and full year 2019:

GUIDANCE	As-Reported Constant-Currency
Second Quarter 2019
Net Yields	8.0% to 8.5%	Approx. 9.5%
Net Cruise Costs per APCD	Approx. 7.0%	7.5% to 8.0%
Net Cruise Costs ex.Fuel per APCD	9.0% to 9.5%	Approx. 10.0%
Full Year 2019
Net Yields	6.5% to 8.0%	7.5% to 9.0%
Net Cruise Costs per APCD	6.5% to 7.0%	Approx. 7.0%
Net Cruise Costs ex.Fuel per APCD	Approx. 9.5%	Approx. 10.0%

GUIDANCE	Second Quarter 2019	Full Year 2019
Capacity change	11.0%	8.1%
Depreciation and Amortization	$307 to $311 million	$1,240 to $1,250 million
Interest Expense, net	$99 to $103 million	$384 to $392 million
Adjusted EPS	$2.45 to $2.50	$9.65 to $9.85

SENSITIVITY	Second Quarter 2019	Remaining periods 2019
1% Change in Currency	$4 million	$16 million
1% Change in Net Yields	$20 million	$63 million
1% Change in NCC ex Fuel	$10 million	$31 million
100 Basis pt. change in LIBOR	$7 million	$27 million
10% Change in Fuel prices	$10 million	$30 million

Exchange rates used in guidance calculations
GBP	$1.29
AUD	$0.70
CAD	$0.74
CNH	$0.15
EUR	$1.12

LIQUIDITY AND FINANCING ARRANGEMENTS
As of March 31, 2019, liquidity was $1.7 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities, net of our outstanding commercial paper borrowings. The company noted that as of March 31, 2019, scheduled debt maturities (excluding commercial paper) for the remainder of 2019, 2020, 2021, 2022 and 2023 are $1.5 billion, $1.2 billion, $0.8 billion, $1.4 billion and $0.7 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2019, 2020, 2021, 2022 and 2023 are $3.0 billion, $3.9 billion, $3.1 billion, $3.5 billion and $2.7 billion, respectively. Capacity changes for 2019, 2020, 2021, 2022 and 2023 are expected to be 8.1%, 4.2%, 9.3%, 8.0% and 3.5%, respectively. These figures do not include potential ship sales or additions that we may elect to make in the future.
CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Earnings per Share (“Adjusted EPS”)
Represents Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. divided by the weighted average or by the diluted weighted average of shares outstanding, as applicable, at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income
Adjusted Net Income represents net income less net income attributable to noncontrolling interest excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items include the transaction costs related to the Silversea Cruises acquisition, the amortization of the Silversea Cruises intangible assets resulting from the acquisition, the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements associated with the put option held by Silversea Cruises Group Ltd.'s noncontrolling interest, the impairment loss related to Skysea Holding and the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs excluding Fuel in “Constant-Currency” - i.e., as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses. For the periods presented, Gross Cruise Costs exclude transaction costs related to the Silversea Cruises acquisition and the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards, which were included within marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and NCC excluding Fuel
Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our performance.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see “Adjusted Measures of Financial Performance” below.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that controls and operates four global brands: Royal Caribbean International, Celebrity Cruises, Azamara Club Cruises and Silversea Cruises.  We are also a 50% joint venture owner of the German brand TUI Cruises and  a 49% shareholder in the Spanish brand Pullmantur Cruceros. Together these brands operate a combined total of 61 ships with an additional 15 on order as of March 31, 2019.  They operate diverse itineraries around the world that call on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.silversea.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitutes forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2018 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” and similar expressions are intended to help identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain new borrowings or capital in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning the travel industry generally or the cruise industry specifically; concerns over safety, health and security aspects of traveling; unavailability of ports of call; the uncertainties of conducting business internationally and expanding into new markets and new ventures; changes in operating and financing costs; the impact of foreign currency exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs associated with protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our recent quarterly report on Form 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.
A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of (i) projected Total Revenues to projected Net Revenues, (ii) projected Gross Yields to projected Net Yields, (iii) projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs excluding Fuel and (iv) projected Net Income and Earnings per Share to projected Adjusted Net Income and Adjusted Earnings per Share because preparation of meaningful US GAAP projections of Total Revenues, Gross Yields, Gross Cruise Costs, Net Income and Earnings per Share would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs.  In addition, we are unable to determine the future impact of restructuring expenses or other non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with US GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended
	March 31,
	2019	2018
Passenger ticket revenues	$1,709,984	$1,425,644
Onboard and other revenues	729,783	602,112
Total revenues	2,439,767	2,027,756
Cruise operating expenses:
Commissions, transportation and other	363,155	290,609
Onboard and other	135,170	99,537
Payroll and related	269,532	227,156
Food	139,534	119,642
Fuel	160,171	160,341
Other operating	346,142	278,734
Total cruise operating expenses	1,413,704	1,176,019
Marketing, selling and administrative expenses	414,947	337,361
Depreciation and amortization expenses	292,285	240,230
Operating Income	318,831	274,146
Other income (expense):
Interest income	9,784	7,733
Interest expense, net of interest capitalized	(100,415)	(67,878)
Equity investment income	33,694	28,752
Other expense	(5,088)	(24,100)
	(62,025)	(55,493)
Net Income	256,806	218,653
Less: Net Income attributable to noncontrolling interest	7,125	—
Net Income attributable to Royal Caribbean Cruises Ltd.	$249,681	$218,653
Earnings per Share:
Basic	$1.19	$1.03
Diluted	$1.19	$1.02
Weighted-Average Shares Outstanding:
Basic	209,322	212,610
Diluted	209,874	213,602

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended
	March 31,
	2019	2018
Comprehensive Income
Net Income	$256,806	$218,653
Other comprehensive income (loss):
Foreign currency translation adjustments	564	1,160
Change in defined benefit plans	(653)	7,760
Gain on cash flow derivative hedges	48,843	142,530
Total other comprehensive income	48,754	151,450
Comprehensive Income	305,560	370,103
Less: Comprehensive Income attributable to noncontrolling interest	7,125	—
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$298,435	$370,103

STATISTICS
	Quarter Ended
	March 31,
	2019 (1)	2018
Passengers Carried	1,533,226	1,404,951
Passenger Cruise Days	10,561,817	9,625,781
APCD	9,860,600	8,915,706
Occupancy	107.1%	108.0%
(1) Due to the three-month reporting lag, these amounts include October, November and December of 2018 amounts for Silversea Cruises.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	March 31,	December 31, 2018
	2019	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$248,197	$287,852
Trade and other receivables, net	374,982	324,507
Inventories	157,939	153,573
Prepaid expenses and other assets	491,553	456,547
Derivative financial instruments	60,451	19,565
Total current assets	1,333,122	1,242,044
Property and equipment, net	23,641,251	23,466,163
Operating lease right-of-use assets	777,551	—
Goodwill	1,378,362	1,378,353
Other assets	1,589,763	1,611,710
Total assets	$28,720,049	$27,698,270

Liabilities, Redeemable Noncontrolling Interest and Shareholders’ Equity
Current liabilities
Current portion of debt	$1,646,324	$1,646,841
Commercial paper	1,112,030	775,488
Current portion of operating lease liabilities	88,497	—
Accounts payable	497,180	488,212
Accrued interest	120,131	74,550
Accrued expenses and other liabilities	823,097	899,761
Derivative financial instruments	89,023	78,476
Customer deposits	3,729,661	3,148,837
Total current liabilities	8,105,943	7,112,165
Long-term debt	7,526,330	8,355,370
Long-term operating lease liabilities	708,371	—
Other long-term liabilities	560,690	583,254
Total liabilities	16,901,334	16,050,789
Redeemable noncontrolling interest	549,645	542,020
Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 236,380,544 and 235,847,683 shares issued, March 31, 2019 and December 31, 2018, respectively)	2,364	2,358
Paid-in capital	3,432,419	3,420,900
Retained earnings	10,366,612	10,263,282
Accumulated other comprehensive loss	(578,980)	(627,734)
Treasury stock (26,830,765 common shares at cost, at both March 31, 2019 and December 31, 2018)	(1,953,345)	(1,953,345)
Total shareholders’ equity	11,269,070	11,105,461
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$28,720,049	$27,698,270

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2019	2018
Operating Activities
Net income	$256,806	$218,653
Adjustments:
Depreciation and amortization	292,285	240,230
Impairment losses	—	23,343
Net deferred income tax expense (benefit)	2,983	(1,504)
Gain on derivative instruments not designated as hedges	(4,780)	(7,810)
Share-based compensation expense	27,322	20,164
Equity investment income	(33,694)	(28,752)
Amortization of debt issuance costs	10,366	10,108
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(44,382)	(10,181)
(Increase) decrease in inventories	(4,366)	567
Increase in prepaid expenses and other assets	(12,323)	(89,725)
Increase in accounts payable	8,843	110,467
Increase in accrued interest	45,581	42,919
Decrease in accrued expenses and other liabilities	(68,688)	(109,136)
Increase in customer deposits	580,735	477,878
Dividends received from unconsolidated affiliates	42,435	37,918
Other, net	(20,669)	(11,017)
Net cash provided by operating activities	1,078,454	924,122
Investing Activities
Purchases of property and equipment	(470,116)	(1,720,232)
Cash received on settlement of derivative financial instruments	5,803	64,487
Cash paid on settlement of derivative financial instruments	(678)	—
Cash received on loans to unconsolidated affiliates	11,824	13,953
Other, net	2,719	(3,353)
Net cash used in investing activities	(450,448)	(1,645,145)
Financing Activities
Debt proceeds	316,810	2,544,737
Debt issuance costs	(3,675)	(41,344)
Repayments of debt	(1,146,674)	(1,394,222)
Proceeds from issuance of commercial paper notes	5,039,834	—
Repayments of commercial paper notes	(4,711,208)	—
Purchases of treasury stock	—	(275,038)
Dividends paid	(146,817)	(127,840)
Proceeds from exercise of common stock options	241	3,863
Other, net	(16,192)	1,697
Net cash (used in) provided by financing activities	(667,681)	711,853

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2019	2018
Effect of exchange rate changes on cash	20	303
Net decrease in cash and cash equivalents	(39,655)	(8,867)
Cash and cash equivalents at beginning of period	287,852	120,112
Cash and cash equivalents at end of period	$248,197	$111,245
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$37,103	$16,953

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended March 31,
	2019	2019 On a Constant Currency Basis	2018
Passenger ticket revenues	$1,709,984	$1,749,294	$1,425,644
Onboard and other revenues	729,783	735,466	602,112
Total revenues	2,439,767	2,484,760	2,027,756
Less:
Commissions, transportation and other	363,155	369,111	290,609
Onboard and other	135,170	135,684	99,537
Net Revenues	$1,941,442	$1,979,965	$1,637,610

APCD	9,860,600	9,860,600	8,915,706
Gross Yields	$247.43	$251.99	$227.44
Net Yields	$196.89	$200.80	$183.68

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended March 31,
	2019	2019 On a Constant Currency Basis	2018
Total cruise operating expenses	$1,413,704	$1,425,102	$1,176,019
Marketing, selling and administrative expenses (2) (3)	413,761	418,357	346,599
Gross Cruise Costs	1,827,465	1,843,459	1,522,618
Less:
Commissions, transportation and other	363,155	369,111	290,609
Onboard and other	135,170	135,684	99,537
Net Cruise Costs	1,329,140	1,338,664	1,132,472
Less:
Fuel	160,171	160,184	160,341
Net Cruise Costs Excluding Fuel	$1,168,969	$1,178,480	$972,131

APCD	9,860,600	9,860,600	8,915,706
Gross Cruise Costs per APCD	$185.33	$186.95	$170.78
Net Cruise Costs per APCD	$134.79	$135.76	$127.02
Net Cruise Costs Excluding Fuel per APCD	$118.55	$119.51	$109.04
(2)For the quarter ended March 31, 2019, the amount does not include the transaction costs related to the Silversea Cruises acquisition of $1.2 million.
(3)For the quarter ended March 31, 2018, the amount does not include the impact of the change in accounting principle related to the recognition of stock-based compensation expense, which resulted in an increase to Net Income attributable to Royal Caribbean Cruises Ltd. of $9.2 million.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)
Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended March 31,
	2019	2018
Net Income attributable to Royal Caribbean Cruises Ltd.	$249,681	$218,653
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	275,847	232,758
Net Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd. - Increase	$26,166	$14,105
Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd.:
Transaction costs related to Silversea Cruises acquisition	$1,186	$—
Amortization of Silversea Cruises intangible assets resulting from the acquisition	3,069	—
Noncontrolling interest adjustment(4)	21,911	—
Impairment loss related to Skysea Holding	—	23,343
Impact of change in accounting principle(5)	—	(9,238)
Net Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd. - Increase	$26,166	$14,105

Earnings per Share - Diluted	$1.19	$1.02
Adjusted Earnings per Share - Diluted	1.31	1.09
Net Adjustments to Earnings per Share	$0.12	$0.07

Adjustments to Earnings per Share:
Transaction costs related to Silversea Cruises acquisition	$0.01	$—
Amortization of Silversea Cruises intangible assets resulting from the acquisition	0.01	—
Noncontrolling interest adjustment(4)	0.10	—
Impairment loss related to Skysea Holding	—	0.11
Impact of change in accounting principle(5)	—	(0.04)
Net Adjustments to Earnings per Share	$0.12	$0.07

Weighted-Average Shares Outstanding - Diluted	209,874	213,602
(4) Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Silversea Cruises Group Ltd.'s noncontrolling interest.
(5) In January 2018, we elected to change our accounting policy for recognizing stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards, resulting in an increase to Net Income attributable to Royal Caribbean Cruises Ltd. of $9.2 million, which is reported within Marketing, selling and administrative expenses in our consolidated statements of comprehensive income (loss) for the quarter ended March 31, 2018.